Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

C&J Energy Services, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-183170) on Form S-3 and (Nos. 333-182203 and 333-175841) on Form S-8 of C&J Energy Services, Inc. of our reports dated February 20, 2015, with respect to the consolidated balance sheet of C&J Energy Services, Inc. as of December 31, 2014, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of C&J Energy Services, Inc.

Our report dated February 20, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph stating that C&J Energy Services, Inc. acquired Tiger Cased Hole Services, Inc. (Tiger) during 2014, and management excluded from its assessment of the effectiveness of C&J Energy Services, Inc.’s internal control over financial reporting as of December 31, 2014, Tiger’s internal control over financial reporting associated with 1% of consolidated revenues and 3% of consolidated total assets of C&J Energy Services, Inc. as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of C&J Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of Tiger.

/s/ KPMG LLP

Houston, Texas

February 20, 2015